                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-33093

                              PROSPECTUS SUPPLEMENT
                                       to
                         Prospectus Dated August 7, 1997

                                  14,719 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK
                          ($0.001 PAR VALUE PER SHARE)

        This Prospectus Supplement supplements the Prospectus dated August 7, 1997 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 14,719 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of Skystone Systems Corporation ("Skystone"), by and through the acquisition of the common stock and options to purchase common stock of Skystone whereby Skystone became a wholly-owned subsidiary of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

       The following table sets forth the number of shares of Common Stock owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling
Shareholders:


                                                                                    Number of
                                                                                     Shares
                                     Number of Shares         Percent of         Registered for
                                       Beneficially           Outstanding             Sale
Name of Selling Shareholder                Owned                Shares             Hereby (1)
---------------------------          ----------------         -----------        --------------
Annie Paquin                                640                    *                   640

Isabelle Paquin                             640                    *                   640

Benoit Trepanier                            960                    *                   960

Lorraine Paquin                            1,600                   *                  1,600

Serge Trempe                               1,600                   *                  1,600

                                                                                    Number of
                                                                                     Shares
                                     Number of Shares         Percent of         Registered for
                                       Beneficially           Outstanding             Sale
Name of Selling Shareholder                Owned                Shares             Hereby (1)
---------------------------          ----------------         -----------        --------------
Dominic Paquin-Trempe                       319                    *                   319

Alain Grenier                              1,281                   *                  1,281

Michel Grenier                              960                    *                   960

Marie-Helene Grenier                        319                    *                   319

Valentine Edwards                          6,400                   *                  6,400

----------
*  less than one percent

                               ------------------